Exhibit 99.1

OSS Reports Record Revenue up 17% to $72.4 Million and Adjusted

EBITDA up 6% to $5.2 Million

ESCONDIDO, Calif. – March 23, 2023 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in AI Transportable solutions on the edge, reported results for the fourth quarter and full year ended December 31, 2022. All quarterly and full year comparisons are to the same year-ago periods, unless otherwise noted. The company will hold a conference call at 5:00 p.m. Eastern time today to discuss the results (see dial-in information below).

Q4 2022 Financial Highlights

•	Revenue increased 2.7% to $18.2 million.

•	Gross profit flat at $5.0 million.

•	Operating expenses improved as a percentage of revenue from 28.7% to 25.3%.

•

Net loss totaled $3.3 million or $(0.16) per basic and diluted share, as compared to a loss of $386,000 or $(0.02) per basic and diluted share in 2021. The net loss in the fourth quarter of 2022 included a $3.9 million allowance for a write-down of net deferred tax assets attributable to the company’s ability to benefit from cumulative tax losses and R&D tax credits.

•	Adjusted EBITDA, a non-GAAP term, totaled $1.6 million, as compared to $620,000 (see definition of this and other non-GAAP measures and their reconciliation to GAAP, below).

•	Cash, cash equivalents and short-term investments totaled $13.2 million on December 31, 2022.

2022 Financial Highlights

•	Revenue increased 16.8% to a record $72.4 million.

•	Gross profit increased 3.9% to $20.4 million.

•	Operating expenses as a percentage of revenue improved from 28.9% to 26.0%.

•

Net loss totaled $2.2 million or $(0.11) per basic and diluted share, as compared to net income of $2.3 million or $0.12 per diluted share in 2021. The net loss in 2022 included a $3.9 million write-down of net deferred tax assets.

•	Adjusted EBITDA up 6% to a record $5.2 million.

Q4 2022 Operational Highlights

•

Three new major program wins across three market segments: military, commercial aerospace, and autonomous commercial vehicles. Brought total new major program wins for full year to 19, including 13 for AI Transportables.

•

Received a sole source, five-year contract extension to continue providing ruggedized transportable flash storage arrays and related supplies to a prime contractor for the U.S. Navy. Total value of products shipped to-date under the contract exceeds $30 million.

•

Introduced a two-phase liquid immersion-cooled configuration of the OSS Rigel Edge Supercomputer. This disruptive technology is expected to allow a higher concentration of Rigel systems to exist in compact edge environments. Rigel, the most compact supercomputer available in the market, is gaining acceptance by multiple military prime contractors and directly by the Department of Defense.

Management Commentary

“2023 was overall a strong year for OSS, with revenue up 16.8% to a record $72.4 million,” commented OSS president and CEO, David Raun. “The increased sales and continued controls on spending drove adjusted EBITDA for the year to a record $5.2 million.

“Gross margin for the year was lower than normal due to strong sales of lower margin products combined with a temporary delay in sales to our largest military customer during a recertification period. Going forward, we expect our low margin media and entertainment business to be increasingly replaced by higher margin military sales.

“Earlier in 2022, we announced partnerships with three key autonomous truck companies for our Centauri and SDS product lines. This resulted in two of these companies rising to our top 10 customer list for the year. Other major wins included the deployment of our storage products in the vehicles of one of the nation’s largest cellular carriers.

“In parallel to these faster-to-market industrial applications, our primary pursuit has been AI Transportable opportunities within the military theatre. The Army, Navy, Marine Corps and Air Force are all deploying autonomous vehicles or AI capabilities. We have been advised that being equipped with the absolute highest performance compute and storage systems that assure technical and analytical superiority is a top priority for the Pentagon, which we believe creates new opportunities and strong tailwinds for OSS.

“We started 2022 with just a few significant military customers, but we are now engaged with eight of the top 10 largest military prime contractors in the U.S. These expanded engagements have led to multiple prime contractor bids to the DoD using our products. During this process we have also worked directly with several branches of the military. This has provided us more visibility into their programs and has helped us develop relationships with key decision makers. In several cases, we secured the enviable position of having influence on product specifications for RFQs.

“Looking ahead, we see 2023 as being a transitional year for OSS as we eliminate lower margin sales and strengthen our higher margin AI Transportable business and deliver more military proof points. In addition to military, we are expecting growth in our commercial industrials business, including deployments for autonomous trucks, cellular carrier trucks, agricultural equipment, and autonomous baggage handling equipment. However, we expect that military AI Transportables will be the growth leader, where we project an increase of more than 40% in 2023 based on current engagements and a robust sales pipeline.

“Given this transition, we anticipate that overall 2023 revenue will be consistent with 2022, but we expect to see a multiple-point improvement in gross margins driving higher margin dollars. The modeling of our sales and opportunity pipeline following this transitional period indicates growth in the 25%-30% range starting in 2024.”

Outlook

For the first quarter of 2023, OSS expects revenue of approximately $16.6 million.

Q4 2022 Financial Summary

Consolidated revenue in Q4 was up 2.7% to $18.2 million. During the quarter, media and entertainment customer sales fell short of projections, resulting in approximately $1 million less revenue than anticipated. This customer is projected to represent less than 10% of OSS consolidated revenue in 2023.

Core OSS revenue decreased 1.8% to $11.3 million for the quarter, representing 62% of total quarterly revenue. Excluding the lower margin media and entertainment business, core OSS revenue increased 16.8% for the quarter. Revenue from OSS Europe increased 10.8% to $6.9 million, which represented 38% of total quarterly revenue.

Overall gross profit in the fourth quarter decreased $58,000 to $5.0 million. A fourth quarter increase in the allowance for realization of inventory associated with the company’s transition to higher margin edge AI Transportable military products resulted in overall gross margin of 27.3%, compared to 28.3% in the same year-ago quarter. However, the company realized improved margins of over 30% as it began to ship a greater mix of AI Transportable products.

The gross margin for the core OSS business decreased 1.8 percentage points to 31.4% due to the recognition of additional allowances for inventory realization. OSS Europe’s gross margin percentage improved 1.1 percentage points to 20.5% compared to 19.4%.

Overall, quarterly operating expenses decreased 9.4% to $4.6 million, with operating expenses as a percentage of revenue decreasing to 25.3% compared to 28.7%. This decrease in operating expenses was primarily due to decreases of $138,000 in general and administrative expenses, $239,000 in marketing and selling expenses and $105,000 in R&D expense.

Income from operations increased $424,000 to $353,000 compared to a loss from operations of $71,000 in the fourth quarter of 2021.

Net loss on a GAAP basis was $3.3 million or $(0.16) per share, increasing from a net loss of $386,000 or $(0.02) per share in the same year-ago period. The loss in the fourth quarter of 2022 included the write-down of the net deferred tax assets of $3.9 million attributable to allowances for the company’s ability to benefit from cumulative tax losses and R&D tax credits.

On a non-GAAP basis, inclusive of the aforementioned write-down, the net loss was $2.7 million or $(0.14) per share for the quarter, down from non-GAAP net income of $71,000 or $0.00 per share in the same year-ago quarter.

Adjusted EBITDA, a non-GAAP metric, was $1.6 million or 8.9% of quarterly revenue, an increase from $996,000 in the same year-ago quarter.

Full Year 2022 Financial Summary

Revenue increased 16.8% to a record $72.4 million in 2022. This increase was primarily due to the growth in sales of AI Transportables and autonomous applications, as well as media and entertainment products.

Core OSS business increased 12.5%, contributing $43.3 million of revenue, with OSS Europe increasing 24.0% and contributing $29.1 million of revenue.

OSS aggregate gross profit improved $758,000 to $20.4 million. Overall gross margin was 28.2% of revenue in 2022, compared to 31.7% in 2021. The lower gross margin was primarily attributable to four factors: A higher proportion of lower margin media and entertainment sales; deferment of approximately $3.3 million of higher margin sales of data storage equipment; an increase in the allowance for realization of inventory; and an increase in the proportion of revenue derived from OSS Europe that operates at margins of approximately 22%.

Gross margin for the core OSS business decreased to 32.7%, as compared to 36.9% in 2021. OSS Europe’s gross margin decreased to 21.5% due to higher transportation and material costs and as compared to 23.1% in 2021.

Operating expenses increased 5.2% to $18.8 million. This increase is primarily due to an increase of $605,000 in marketing and selling expenses resulting from additional marketing, trade shows and travel, and an increase in R&D expenses of $711,000 for the development of new standard products for the AI Transportables market. These increases were partially offset by a decrease of $379,000 in general and administrative expenses.

Operating expense as a percentage of revenue improved to 26.0% compared to 28.9% in 2021.

Income from operations decreased $179,000 to $1.6 million due to reduced gross margins, with income before taxes decreasing $744,000 compared to the prior year.

After giving effect to the prior year one-time PPP loan and interest forgiveness, on a proforma basis there was a year-over-year increase of $770,000 in income before taxes.

Net loss on a GAAP basis was $2.2 million or $(0.11) per basic and diluted share, which included the write-down of the net deferred tax assets of $3.9 million attributable to allowances for the company’s ability to benefit from cumulative tax losses and R&D tax credits. This compared to net income of $2.3 million or $0.12 per diluted share in 2021, which included a one-time benefit of $1.5 million or $0.08 per diluted share due to forgiveness of the company’s PPP loan and related interest.

Non-GAAP net loss totaled $175,000 or $(0.01) per basic and diluted share, which included the write-down for deferred tax assets, as compared to non-GAAP net income of $3.1 million or $0.16 per diluted share in 2021.

Adjusted EBITDA, a non-GAAP measure, totaled $5.2 million or 7.1% of revenue compared to $4.9 million or 7.9% of revenue in 2021.

For 2021, both non-GAAP net income and adjusted EBITDA exclude the PPP loan and interest forgiveness.

As of December 31, 2022, cash and cash equivalents totaled $3.1 million with short-term investments of $10.1 million for a combined total of $13.2 million. This represents an increase of $0.5 million compared to cash and cash equivalents and short-term investments as of September 30, 2022.

Conference Call

OSS management will hold a conference call to discuss its results for the fourth quarter and full year ended December 31, 2022, later today, followed by a question-and-answer period.

Date: Thursday, March 23, 2023

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-886-7786

International dial-in number: 1-416-764-8658

Conference ID: 02692756

Webcast: here (live and replay)

The webcast will include a slide presentation viewable via the webcast link above.

Approximately two hours after the Q&A session, an archived version of the webcast will be available in the Investors section of the company’s website at onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern time on the same day through April 6, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 02692756

About One Stop Systems

One Stop Systems, Inc. (Nasdaq: OSS) is a global leader in AI Transportable solutions for the demanding ‘edge.’ It designs and manufactures the highest performance compute and storage products that enable rugged AI and autonomous capabilities without compromise. These hardware and software platforms bring the latest data center performance to the harsh and challenging applications, whether they are on land, sea or in the air.

OSS products include ruggedized servers, compute accelerators, flash storage arrays, and storage acceleration software. These specialized compact products are used across multiple industries and applications, including autonomous trucking and farming, as well as aircraft, drones, ships and vehicles within the defense industry.

OSS solutions address the entire AI workflow, from high-speed data acquisition to deep learning, training and large-scale inference, and have delivered many industry firsts for industrial OEM and government customers.

As the fastest growing segment of the multi-billion-dollar edge computing market, AI Transportables require—and OSS delivers—the highest level of performance in the most challenging environments without compromise.

OSS products are available directly or through global distributors. For more information, go to www.onestopsystems.com. You can also follow OSS on Twitter, YouTube, and LinkedIn.

Non-GAAP Financial Measures

The company believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company. The company defines adjusted EBITDA as income (loss) before interest, taxes, depreciation, amortization, acquisition expense, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, the company believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between its core business operating results and those of other companies, as well as providing the company with an important tool for financial and operational decision making and for evaluating its own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in our industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring and unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(3,263,644)	$(386,243)	$(2,229,055)	$2,332,773
Depreciation and amortization	265,252	308,870	1,050,299	1,480,608
Stock-based compensation expense	533,487	392,227	1,991,117	1,695,105
Interest income	(84,832)	(85,179)	(237,751)	(244,382)
Interest expense	28,681	79,811	162,391	527,139
PPP loan and interest forgiveness	—	—	—	(1,514,354)
Provision for income taxes	4,136,643	310,180	4,423,597	605,675

Adjusted EBITDA	$1,615,587	$619,666	$5,160,598	$4,882,564

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. The company believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. The company uses this measure along with the corresponding GAAP financial measures to manage its business and to evaluate its performance compared to prior periods and the marketplace. The company defines non-GAAP income (loss) as income or (loss) before amortization, stock-based compensation, expenses related to discontinued operations, and acquisition costs. Adjusted EPS expresses adjusted income (loss) on a per share basis using weighted average diluted shares outstanding.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles non-GAAP net income and basic and diluted earnings per share:

	For The Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Net (loss) income	$(3,263,644)	$(386,243)	$(2,229,055)	$2,332,773
Amortization of intangibles	15,807	65,171	63,231	556,842
Stock-based compensation expense	533,487	392,227	1,991,117	1,695,105
PPP loan and interest forgiveness	—	—	—	(1,514,354)

Non-GAAP net (loss) income	$(2,714,350)	$71,155	$(174,707)	$3,070,366

Non-GAAP net (loss) income per share:

Basic	$(0.14)	$0.00	$(0.01)	$0.17

Diluted	$(0.14)	$0.00	$(0.01)	$0.16

Weighted average common shares outstanding:
Basic	20,059,269	18,707,006	19,730,698	18,305,878

Diluted	20,059,269	18,707,006	19,730,698	19,503,737

Forward-Looking Statements

One Stop Systems cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems or its partners that any of our plans or expectations will be achieved, including but not limited to, to our management’s expectations for major program wins, revenue growth generated by new and existing products, future changes to our business objectives, and other future financial projections. Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including risks described in our prior press releases and in our filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in our Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and the company undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Media Contacts:

Katie Rivera

One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Tim Randall

CMA Media Relations

Tel (949) 432-7572

Email Contact

Investor Relations:

Ronald Both or Grant Stude

CMA Investor Relations

Tel (949) 432-7557

Email contact

ONE STOP SYSTEMS, INC. (OSS)

CONSOLIDATED BALANCE SHEETS

	December 31, 2022	December 31, 2021
ASSETS
Current assets
Cash and cash equivalents	$3,112,196	$5,101,174
Short-term investments	10,123,535	14,535,750
Accounts receivable, net	11,327,244	5,089,804
Inventories, net	20,775,366	12,277,873
Prepaid expenses and other current assets	502,156	580,651

Total current assets	45,840,497	37,585,252
Property and equipment, net	2,570,124	3,091,415
Operating lease right-of use assets	731,043	—
Deposits and other	60,243	46,845
Deferred tax assets, net	—	3,641,032
Goodwill	7,120,510	7,120,510
Intangible assets, net	42,154	105,385

Total Assets	$56,364,571	$51,590,439

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$4,592,713	$2,059,059
Accrued expenses and other liabilities	3,013,869	3,846,488
Current portion of operating lease obligation	536,588	—
Current portion of notes payable	2,952,447	1,137,651
Current portion of senior secured convertible note, net of debt discounts of $0 and $2,384	—	2,588,525

Total current liabilities	11,095,617	9,631,723
Long-term debt, net of current portion	409,294	—
Deferred tax liability, net	138,662	—
Operating lease obligation, net of current portion	397,249	—

Total liabilities	12,040,822	9,631,723

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 20,084,528 and 18,772,214 shares issued and outstanding, respectively	2,008	1,877
Additional paid-in capital	45,513,807	41,232,441
Accumulated other comprehensive income	510,485	153,361
Accumulated (deficit) earnings	(1,702,551)	571,037

Total stockholders’ equity	44,323,749	41,958,716

Total Liabilities and Stockholders’ Equity	$56,364,571	$51,590,439

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF INCOME

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2022	2021	2022	2021
Revenue	$18,249,481	$17,777,050	$72,421,345	$61,982,104
Cost of revenue	13,270,713	12,739,992	52,023,736	42,342,815

Gross margin	4,978,768	5,037,058	20,397,609	19,639,289

Operating expenses:
General and administrative	1,793,232	1,931,440	7,279,401	7,658,418
Marketing and selling	1,745,085	1,983,900	6,806,306	6,201,228
Research and development	1,087,554	1,192,651	4,743,574	4,032,616

Total operating expenses	4,625,871	5,107,991	18,829,281	17,892,262

Income (loss) from operations	352,897	(70,933)	1,568,328	1,747,027

Other income (expense):
Interest income	84,832	85,179	237,751	244,382
Interest expense	(28,681)	(79,811)	(162,391)	(527,139)
Gain on forgiveness of Paycheck Protection Program (PPP) loan and interest	—	—	—	1,514,354
Other expense, net	463,951	(10,498)	550,854	(40,176)

Total other income (expense), net	520,102	(5,130)	626,214	1,191,421

Income (loss) before income taxes	872,999	(76,063)	2,194,542	2,938,448
Provision (benefit) for income taxes	4,136,643	310,180	4,423,597	605,675

Net (loss) income	$(3,263,644)	$(386,243)	$(2,229,055)	$2,332,773

Net (loss) income per share:
Basic	$(0.16)	$(0.02)	$(0.11)	$0.13

Diluted	$(0.16)	$(0.02)	$(0.11)	$0.12

Weighted average common shares outstanding:
Basic	20,059,269	18,707,006	19,730,698	18,305,878

Diluted	20,059,269	18,707,006	19,730,698	19,503,737